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                                                                    EXHIBIT 99.1

                           MEMBERS OF THE CANNAE GROUP

Bognor Regis, Inc., a Nevada corporation

Folco Development Corporation, a Nevada corporation

Daniel V., Inc., a Nevada corporation

Max Hickman

Wayne Diaz

Roland B. Maggard and Linda P. Maggard Family Trust, dated February 20, 1991

Abel I. Vigil and Jan E. Vigil, under declaration of trust, dated October 2,
1992

Raymond R. Quirk

Evans Family Trust Dated 12/14/1994